Exhibit 99.1

News > Smith-Midland > Financial > March 2016 Results
May 12, 2016

SMC Announces Financial Results for the Three Months Ended March 31, 2016
MIDLAND, Va. - Smith-Midland Corporation (OTCQX: SMID) announced that the Company reported total revenue of $8 million for the three months ended March 31, 2016 as compared to $4.2 million for the same period in 2015, an increase of $3.8 million, or 92%. The pre-tax loss for the first quarter of 2016 was $152,777 compared to a pre-tax loss of $859,369 for the same period in 2015, or a decrease in the pre-tax loss of $706,592. The Company had a net loss of $89,777 for the first three months of 2016, compared to a net loss of $524,369 for the same period in 2015, or a decrease in the net loss of $436,592. The basic and diluted loss per share was $0.02 for 2016 while the basic and diluted loss per share was $0.11 for 2015.

Rodney Smith, Chairman and CEO stated, “The Company powered through the tough winter months with a minor loss. As expected, shipping and installation has picked up through the spring time and we expect the second quarter financial results to improve.

“The new State and National highway construction bills that have been passed recently have resulted in a significant amount of sales orders, helping to generate our $20 million backlog for the next 12 months. This includes a $3.5 million barrier order currently in production at the Columbia Precast Plant under a lease agreement with the current owner until the purchase closes. Closing is expected within three weeks. This barrier order will help kick-start the upcoming purchase of the Columbia, South Carolina plant which will further our expansion into the Southeast region of the United States.

“One of our continuing priorities for 2016 remains New Product Development through the Smith-Midland/Easi-Set Research and Development team. We are currently working on several new products, including Soft Sound Soundwall panels that will be used to retro fit existing reflective walls and save time and costs for resurfacing of aging soundwall projects. We are also developing a precast crash cushion using our Soft Sound product to absorb the impact of auto and truck highway accidents, and a (patent pending) soundwall installation system designed to lower the cost of highway sound wall installation. The Company believes that product development is the key to the future for Smith-Midland from a sales standpoint and to maintain our competitive edge for ourselves and our family of Easi-Set licensees.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
William A. Kenter, 540-439-3266
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com